EXHIBIT 99.1

CONTACT:	ICR, Inc. Rachel Schacter/Allison Malkin 203-682-8200

FINAL FOR RELEASE

MOVADO GROUP, INC. INCREASES OWNERSHIP INTEREST IN MGS
DISTRIBUTION LIMITED TO 90%

Paramus, NJ – February 4, 2013 -- Movado Group, Inc. (NYSE: MOV) today announced that it has acquired from Swico Limited all but ten percent of the outstanding capital stock of MGS Distribution Limited (“MGS”), the UK company which, since 2007, has been operated as a joint venture between Movado Group and Swico responsible for the marketing, distribution and sale of Movado Group’s licensed brands in the UK.  This increases the Company’s ownership in MGS to 90% from 51%.  Consequently, Movado Group and Swico have terminated their joint venture agreement and the Company will manage MGS as a wholly owned subsidiary but with continued logistical support and after-sale service in the territory provided by Swico.

The Company also announced that MGS has acquired the Company’s 100% ownership interest in MGI Luxury Group UK Limited, a UK corporation (“Luxury”), and that Luxury will transfer its business, including all of Luxury’s assets and liabilities, to MGS in the first quarter of fiscal 2014. Luxury has been responsible for the marketing, and distribution of the Company’s Movado and Ebel brands in the UK and, following the transfer, MGS will assume full responsibility for those functions in addition to its ongoing activities related to the Company’s licensed brands.  As a result of the acquisition of Luxury by MGS, in the fourth quarter of fiscal 2013 the Company will incur a one-time U.S. tax charge of approximately $800,000.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “Swico has been a terrific partner for us in the UK given their strong sales and distribution infrastructure, which has led to consistent growth in this market for our licensed brands.  We are excited to take a greater ownership in our UK subsidiary and to continue to capitalize on Swico’s capabilities while utilizing our significant global back office infrastructure to maximize the potential for both our owned and licensed brands in this important market.”

Movado Group, Inc. designs, sources, and distributes MOVADO®, EBEL®, CONCORD®, ESQ® Movado, COACH®, TOMMY HILFIGER®, HUGO BOSS®, JUICY COUTURE® and LACOSTE® watches worldwide, and operates Movado company stores in the United States. Movado Group, Inc. also plans to launch a collection of SCUDERIA FERRARI® watches beginning in fiscal 2014.